Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact: Kevin R. Karas

Chief Financial Officer

402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

THIRD QUARTER 2016 RESULTS

LINCOLN, Nebraska (November 1, 2016) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced results for the third quarter of 2016.

●	Net New Sales $5.2 million
●	Total Contract Value $115.2 million
●	Revenue up 7% to $27.0 million
●	Net Income of $4.7 million, up 14%

Remarking on Company performance, Michael D. Hays, chief executive officer of National Research Corporation said, “NRC’s strategy of bundling our various point solutions is today, creating enterprise-wide value for our clients and driving enhanced margins for the Company. Going forward, the uniqueness of these bundled offerings should accelerate growth rates in net new sales.”

Revenue for the quarter ended September 30, 2016, was $27.0 million, compared to $25.2 million for the same quarter in 2015. Net income for the quarter ended September 30, 2016, was $4.7 million, compared to $4.1 million for the quarter ended September 30, 2015. Diluted earnings per share increased to $0.11 for Class A shares and $0.66 for Class B shares for the quarter ended September 30, 2016, from $0.10 for Class A shares and $0.59 for Class B shares for the quarter ended September 30, 2015. Combined diluted earnings per share (a non-GAAP measure) increased to $0.19 for the quarter ended September 30, 2016, from $0.17 for the third quarter 2015.

Regarding third quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “We continue to see positive results from our focus on revenue growth and expanding our operating income margin. Revenue and total contract value growth rates on a year-to-date basis have more than doubled over prior year.”

NRC Announces Third Quarter 2016 Results

November 1, 2016

A listen-only simulcast of National Research Corporation’s 2016 third quarter conference call will be available online at http://edge.media-server.com/m/p/xcfef9v7 on November 2, 2016, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 35 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

The information discussed within this release includes financial results and projections that are in accordance with accounting principles generally accepted in the United States (GAAP). In addition, certain non-GAAP financial measures have been provided that calculate combined earnings per share based on combined Class A and Class B shares and share equivalents outstanding, respectively. The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP. Please note that the Company’s non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information the Company presents should be considered in conjunction with, and not as a substitute for, the Company’s financial information presented in accordance with GAAP. The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the company's core business operations and to compare the company's performance with prior periods. The company uses both GAAP and these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRC Announces Third Quarter 2016 Results

November 1, 2016

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Revenue	$27,032	$25,244	$81,016	$75,979

Operating expenses:
Direct expenses	11,468	11,006	33,741	33,246
Selling, general and administrative	7,139	6,620	21,766	20,883
Depreciation and amortization	1,086	1,070	3,146	3,109
Total operating expenses	19,693	18,696	58,653	57,238

Operating income	7,339	6,548	22,363	18,741

Other income (expense):
Interest income	12	14	34	46
Interest expense	(38)	(52)	(158)	(172)
Other, net	(4)	(25)	112	(22)

Total other income (expense)	(30)	(63)	(12)	(148)

Income before income taxes	7,309	6,485	22,351	18,593

Provision for income taxes	2,580	2,346	7,558	6,910

Net income	$4,729	$4,139	$14,793	$11,683

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.11	$0.10	$0.35	$0.28
Class B	$0.67	$0.59	$2.11	$1.67
Diluted Earnings Per Share:
Class A	$0.11	$0.10	$0.35	$0.28
Class B	$0.66	$0.59	$2.08	$1.65

Weighted average shares and share equivalents outstanding
Class A - basic	20,716	20,726	20,712	20,769
Class B - basic	3,511	3,478	3,503	3,478
Class A - diluted	21,068	20,937	21,017	21,002
Class B - diluted	3,556	3,521	3,557	3,522

NRC Announces Third Quarter 2016 Results

November 1, 2016

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Sept. 30, 2016	Dec. 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$28,878	$42,145
Accounts receivable, net	14,115	9,808
Income taxes receivable	12	157
Other current assets	2,912	2,951
Total Current Assets	45,917	55,061
Property and equipment, net	11,659	11,125
Goodwill	57,913	57,792
Other, net	3,812	4,071
Total Assets	$119,301	$128,049
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$3,918	$3,394
Deferred revenue	17,409	14,843
Accrued compensation	3,893	4,391
Dividends payable	3,372	18,440
Income taxes payable	79	701
Notes payable	2,460	2,402
Total Current Liabilities	31,131	44,171
Non-Current Liabilities	6,945	9,656
Total Liabilities	38,076	53,827
Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,665,773 in 2016 and 25,592,812 in 2015, outstanding 20,900,082 in 2016 and 20,848,168 in 2015	26	26
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,310,377 in 2016 and 4,271,413 in 2015, outstanding 3,541,433 in 2016 and 3,510,150 in 2015	4	4
Additional paid-in capital	46,345	44,103
Retained earnings	69,995	65,313
Accumulated other comprehensive loss	(2,315)	(2,995)
Treasury stock	(32,830)	(32,229)
Total Shareholders’ Equity	81,225	74,222
Total Liabilities and Shareholders’ Equity	$119,301	$128,049

NRC Announces Third Quarter 2016 Results

November 1, 2016

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Non-GAAP Combined Earnings Per Share Schedule

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

Combined Earnings Per Share
Basic Earnings Per Share	$0.19	$0.17	$0.61	$0.48
Diluted Earnings Per Share	$0.19	$0.17	$0.60	$0.47

Combined weighted average shares and share equivalents outstanding
Combined - Basic	24,227	24,204	24,215	24,247
Combined - Diluted	24,623	24,459	24,574	24,524